UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
 March 30, 2007

MENTOR CORPORATION
 (Exact name of registrant as specified in its charter)

Minnesota	0-7955	41-0950791
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Mentor Drive
Santa Barbara, California  93111
(Address of principal executive offices, including zip code)

(805) 879-6000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (SEE General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01          Entry into a Material Definitive Agreement.

On March 30, 2007, Mentor Corporation (the "Company") entered into a Second Amendment to Credit Agreement (the "Second Amendment"), which amends the Credit Agreement, dated as of May 25, 2005, and first amended May 31, 2006, among the Company, Bank of the West, as administrative agent, Union Bank of California, N. A., as syndication agent, Wells Fargo Bank, National Association, as documentation agent, and the lenders from time to time party thereto.

The Second Amendment sets the maximum amount of cash dividends that the Company can declare or pay in any four consecutive quarters.  It also increases the amount of its Equity Interests and Subordinated Notes that the Company is permitted to purchase, redeem or otherwise acquire.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Second Amendment, attached hereto as Exhibit 10.1 and incorporated by reference in its entirety herein.

Item 9.01          Financial Statements and Exhibits.

            (d)        Exhibits.

Exhibit No.	Exhibit Title or Description
10.1

Second Amendment to Credit Agreement dated as of March 30, 2007, amending that certain Credit Agreement, dated as of May 25, 2005, and first amended May 31, 2006, by and among the Company, Bank of the West, as administrative agent, Union Bank of California, N. A., as syndication agent, Wells Fargo Bank, National Association, as documentation agent, and the lenders from time to time party thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mentor Corporation

Date: April 4, 2007	By:	/s/Loren L. McFarland
Loren L. McFarland
Chief Financial Officer

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Exhibit Index

Exhibit No.	Exhibit Title or Description
10.1

Second Amendment to Credit Agreement dated as of March 30, 2007, amending that certain Credit Agreement, dated as of May 25, 2005, and first amended May 31, 2006, by and among the Company, Bank of the West, as administrative agent, Union Bank of California, N. A., as syndication agent, Wells Fargo Bank, National Association, as documentation agent, and the lenders from time to time party thereto.

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